                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and the Statement of Additional Information constituting parts of this Post-Effective Amendment No. 14 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 20, 1998, relating to the financial statements and financial highlights appearing in the December 31, 1997 Annual Report to Shareholders of WM Variable Trust (formerly known as The Sierra Variable Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in the Prospectus and under the headings "Counsel and Independent Accountants" and "Financial Statements" in the Statement of Additional Information.



PRICE WATERHOUSE LLP
Boston, Massachusetts
March 23, 1998